Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Departure of Chief Financial Officer
Vice president and treasurer will serve as interim CFO.
OVERLAND PARK, Kan. (April 25, 2017) – Compass Minerals (NYSE:CMP) announced today that effective immediately its chief financial officer, Patrick “Doug” Linehan, is departing the company due to unforeseen personal circumstances. Linehan’s departure involves no disputes with the company or issues regarding accounting practices, financial statements or operations.
Concurrently, James “Jamie” Standen, vice president, finance and treasurer, has been named interim CFO and treasurer.
“While we are disappointed by Doug’s departure, I am confident that Jamie has the depth of experience to provide us the strategic financial leadership and continuity we need at this juncture as we look to strengthen our balance sheet and improve earnings,” stated Fran Malecha, Compass Minerals president and CEO. “Jamie has been integral in leading the integration of our recent Brazilian acquisition as the finance leader for the Plant Nutrition South America segment. Furthermore, with his strong financial acumen and extensive capital markets knowledge, he has created significant financial flexibility within the company’s capital structure to support the execution of our strategic vision and is well-known and respected by our external and internal stakeholders.”
The company will immediately begin a process to identify a permanent CFO, which will include internal and external candidates.
Standen joined Compass Minerals in 2006 as assistant treasurer and has held positions of increasing responsibility since that time. In addition to his leadership of the Plant Nutrition South America finance function, Standen currently leads all capital market transactions, manages all commercial banking relationships, oversees financial risk management and the corporate financial planning and analysis team and serves on the company’s investment committee. Prior to joining Compass Minerals, Standen spent six years in various finance roles at Kansas City Southern Railway Company.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Investor Contact	Media Contact
Theresa Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com